Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Carolyn Bass

Phone: +1 (415) 445-3232

ir@csod.com

Media Contact:

Michelle Haworth

Cornerstone OnDemand

Phone: +1 (310) 752-0178

mhaworth@csod.com

Cornerstone OnDemand Inc. Announces Pricing of $220 Million

Offering of 1.50% Convertible Senior Notes Due 2018

SANTA MONICA, Calif. – June 11, 2013 – Cornerstone OnDemand Inc. (“Cornerstone”) (NASDAQ: CSOD) today announced the pricing of $220 million aggregate principal amount of convertible senior notes due 2018 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Cornerstone also granted the initial purchasers of the notes an option to purchase up to an additional $33 million aggregate principal amount of the notes to cover overallotments, if any. The sale of the notes to the initial purchasers is expected to settle on June 17, 2013, subject to customary closing conditions.

The notes will be senior unsecured obligations of Cornerstone, and interest will be payable semi-annually in arrears at a rate of 1.50% per year. The initial conversion rate is 18.5046 shares of common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $54.04 per share). Prior to April 1, 2018, the notes will be convertible only upon the occurrence of specified events; thereafter, until maturity, the notes will be convertible at any time. Upon conversion, the notes will be settled in cash and, if applicable, in shares of Cornerstone’s common stock (subject to Cornerstone’s right to pay cash in lieu of all or any portion of such shares).

In connection with the pricing of the notes, Cornerstone entered into privately-negotiated convertible note hedge transactions with one or more of the initial purchasers and their affiliates and/or other financial institutions (the “hedge counterparties”). The convertible note hedge transactions are generally expected to reduce the potential dilution and/or offset the cash payments Cornerstone is required to make, in excess of the principal amount upon conversion of the notes, in the event that the market price of Cornerstone’s common stock is greater than the strike price of the convertible note hedge transactions. Cornerstone also entered into privately negotiated warrant transactions with the hedge counterparties. The warrant transactions could separately have a dilutive effect if the market price of Cornerstone’s common stock exceeds the strike price of the warrant transactions, unless Cornerstone elects, subject to certain conditions, to settle the warrant transactions in cash. The strike price of the warrant transactions will initially be $80.06 per share, which represents a premium of 100% over the last reported sale price of Cornerstone’s common stock on June 11, 2013, and is subject to certain adjustments under the terms of the warrant transactions. If the initial purchasers exercise their option to purchase additional notes, Cornerstone expects to enter into additional convertible note hedge transactions and additional warrant transactions with the hedge counterparties. Cornerstone has been advised that, in connection with hedging the convertible note hedge transactions and warrant transactions, the hedge counterparties or their respective affiliates may enter into various derivative transactions and/or purchase shares of Cornerstone’s common stock in privately negotiated transactions and/or open market transactions concurrently with, or shortly after, the pricing of the notes. These activities could have the effect of increasing, or preventing a decline (or reducing the size of any decline) in, the market price of Cornerstone’s common stock concurrently with, or shortly after, the pricing of the notes. In addition, Cornerstone has been advised by the hedge counterparties that the hedge counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to Cornerstone’s common stock and/or purchasing or selling Cornerstone’s common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of the notes). This activity could also have the effect of increasing, or preventing a decline (or reducing the size of any decline) in, the market price of Cornerstone’s common stock, which could affect the ability of noteholders to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, could affect the amount and value of the consideration that noteholders will receive upon conversion of the notes. The convertible note hedge transactions and warrant transactions have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Cornerstone expects to use a portion of the net proceeds for the cost of the convertible note hedge transactions after such cost is offset by the proceeds of the warrant transactions described above, and to use the remaining proceeds for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the shares of common stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

About Cornerstone OnDemand

Cornerstone OnDemand is a leader in cloud-based applications for talent management. Cornerstone’s solutions help organizations recruit, connect, train, and manage their employees, empowering their people and increasing workforce productivity. Based in Santa Monica, California, the company’s solutions are used by over 1,300 companies worldwide, spanning 11 million users across 190 countries and 41 languages. www.csod.com

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Cornerstone® and Cornerstone OnDemand® are registered trademarks of Cornerstone OnDemand Inc.

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